Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Investment Portfolios 3:

We consent to the use of our report dated April 15, 2016, with respect to the statements of assets and liabilities of the Prudential QMA Strategic Value Fund, Prudential Jennison Select Growth Fund, Prudential QMA Global Tactical Allocation Fund (commenced operations April 21, 2015) and Prudential Unconstrained Bond Fund (commenced operations July 9, 2015) (four of the series comprising Prudential Investment Portfolios 3) including the portfolios of investments as of February 29, 2016, and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and financial highlights for each of the years or periods in the five-year period then ended , incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” and “Financial Statements” in the statements of additional information.

New York, New York

April 26, 2016